American States Water Company Announces
Proposed Decision Adopting Settlement Agreement
In Its Electric Utility General Rate Case

San Dimas, California, December 18, 2024…. American States Water Company (NYSE:AWR) announced that on December 12, 2024, its regulated electric utility subsidiary, Bear Valley Electric Service, Inc. (“BVES”), received a proposed decision from the assigned administrative law judge at the California Public Utilities Commission (“CPUC”) in connection with the pending general rate case proceeding that will determine new electric rates for the years 2023 – 2026. The proposed decision is scheduled to be voted on by the CPUC on January 16, 2025. When a final decision is issued by the CPUC, the new rates will be effective and retroactive to January 1, 2023. As a result, the impact from retroactive rates for the full year of 2023 and from the second-year rate increases through the nine months ended September 30, 2024 are expected at this time to be reflected in the 2024 fourth quarter results. We are in the process of reviewing the proposed decision to finalize all of the impact that may be reported in our 2024 fourth quarter earnings release and included in the 2024 Form 10-K that will be filed with the Securities and Exchange Commission.
On November 1, 2024, BVES, the Public Advocates Office at the CPUC and the other intervenor in the proceeding filed a joint motion to adopt a settlement agreement between the parties resolving all issues in connection with the general rate case proceeding. The proposed decision approves and adopts the settlement agreement in its entirety. Among other things, the settlement agreement (i) adopts the revenue requirements for each of the four years 2023 through 2026, (ii) authorizes BVES to invest approximately $75.6 million in capital infrastructure over the four-year rate cycle, which includes $23.1 million of projects (plus an allowance for funds used during construction or AFUDC) to be filed for revenue recovery through advice letters when the projects are completed, (iii) adopts a 10.0% return on equity, a 5.51% cost of debt and a capital structure of 57% equity and 43% debt, and (iv) approves for recovery the requested capital expenditures and other incremental operating costs already incurred in connection with BVES’s wildfire mitigation plans that are currently not included in customer rates.
“We are pleased to have received a proposed decision in our electric general rate case,” said Robert J. Sprowls, President and CEO of American States Water Company. “The settlement agreement reached with the Public Advocates Office at the CPUC and the other intervenor that is approved in the proposed decision allows BVES to continue investing in the utility infrastructure all of which is dedicated to improving the system safety and reliability for the community we serve, and is consistent with BVES’s wildfire mitigation plans.”
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as “anticipate,” “estimate,” “expect,” “intend,” “may,” “should” and similar phrases and expressions, and variations or negatives of these words. They are not guarantees or assurances of any outcomes, financial results, levels of activity, performance or achievements, and readers are cautioned not to place undue reliance upon them. The forward-looking statements are subject to a number of estimates and assumptions, and known and unknown risks, uncertainties and other factors, including those described in greater detail in the Company’s filings with the SEC, particularly those described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are encouraged to review the Company’s filings with the SEC for a more complete discussion of risks and other factors that could affect any forward looking statements. The statements made herein speak only as of the date of this press release and except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statement.
About American States Water Company
American States Water Company is the parent of Golden State Water Company, Bear Valley Electric ervice, Inc. and American States Utility Services, Inc., serving over one million people in ten states. Through its water utility subsidiary, Golden State Water Company, the company provides water service to approximately 264,600 customer connections located within more than 80 communities in Northern, Coastal and Southern California. Through its electric utility subsidiary, Bear Valley Electric Service, Inc., the company distributes electricity to approximately 24,800 customer connections in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution, wastewater collection, and treatment facilities located on twelve military bases throughout the country under 50-year privatization contracts with the U.S. government and one military base under a 15-year contract.
AWR has paid common dividends every year since 1931, and has increased the dividends received by shareholders each calendar year for 70 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result. The company has grown its quarterly dividend rate at a compound annual growth rate (“CAGR”) of 8.8% over the last five years through 2024 and is on pace to achieve a 10-year CAGR of 8.0% in its calendar year dividend payments through 2024. AWR's current policy is to achieve a CAGR in the dividend of more than 7% over the long-term.

CONTACT:	Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707